Exhibit 99.1


       InterDigital Realigns Compensation Structure for Continued Success

    KING OF PRUSSIA, Pa.--(BUSINESS WIRE)--April 5, 2004--

    Changes Are Part of a Series of Steps Taken by the Company's Board of Directors to Strengthen the Link with Shareholder Interests

    InterDigital Communications Corporation (Nasdaq:IDCC), a leading architect, designer and provider of wireless technology and product platforms, today announced that its Board of Directors has approved changes to its compensation programs designed to more closely link employee compensation to Company performance and to strengthen employee retention.
    "These changes are part of a series of moves in our ongoing effort to position InterDigital for long-term value creation," said Harry Campagna, Chairman of the Board of Directors. "Our compensation philosophy is driven by our desire to attract and retain the most talented people by offering meaningful compensation, while at the same time promoting a growing level of ownership in the Company among our management and their fellow employees."
    Beginning in April 2004, a broad group of managers and executives, representing about one-third of InterDigital's workforce, will participate in a program which provides both a cash incentive award tied to long-term company performance goals (LTI) and a grant of restricted stock units. Under the program, the Company will substantially reduce the use of stock option grants as an equity incentive for these employees. While the Company has not made a broad employee stock option grant since 2001, it may from time to time utilize its limited pool of stock options for employees below the manager level. InterDigital also instituted stock ownership guidelines for executive officers and enhanced other elements of compensation for all employees, adding both enhancements to the 401(k) plan, including the potential for a performance-based award each year, and cash awards.
    The LTI is entirely performance based, with the level of potential payout tied to the achievement of goals associated with the Company's strategic plan. The restricted stock units vest over time, deepening employees' equity stake in the Company.
    The new compensation structure is the result of a comprehensive review by the Compensation Committee of the Board of Directors, in conjunction with independent consultants, and reflects in-depth analysis of evolving compensation trends in the marketplace. This program represents another step in the ongoing development of InterDigital's business practices and corporate governance policies designed to position the Company for long-term growth and strengthen alignment with shareholder interests.

    -- In October 2003, the Company adopted a comprehensive set of corporate governance guidelines, and a Code of Business Conduct and Ethics. The Board also expanded the role of its Nominating and Search Committee to include corporate governance oversight and changed the Committee's name to reflect the new duties.

    -- In December 2003, the Company appointed three new independent members to the Company's Board of Directors. The Company's Board now includes eight Directors, six of whom are independent.

    -- The Company's web site has been enhanced to include a link that provides a vehicle for shareholder communication with the Board of Directors.

    "In 2004, as a result of the compensation program changes, InterDigital will recognize expenses of approximately $3 million and $4 million, respectively, related to the cash-based LTI and restricted stock units," Rich Fagan, Chief Financial Officer commented.
    "The cost associated with the LTI and restricted stock units is comparable to the cost that would have been recognized if we had granted 800,000 options and accounted for them under the proposed amendment to FAS No. 123, Accounting for Stock-Based Compensation," Mr. Fagan concluded.
    Investors are invited to learn more about InterDigital's corporate governance guidelines--as well as information on Board members, committees and charters, by-laws, and InterDigital's code of business conduct--by visiting www.interdigital.com. The Company's corporate governance section can be accessed from the InterDigital home page, as well as from the Profile or Investing tabs located on the home page.

    About InterDigital

    InterDigital architects, designs and provides advanced wireless technologies and products that drive voice and data communications. The Company offers technology and product solutions for mainstream wireless applications that deliver cost and time-to-market advantages for its customers. InterDigital has a strong portfolio of patented technologies covering 2G, 2.5G and 3G standards, which it licenses worldwide. For more information, please visit InterDigital's web site: www.interdigital.com. InterDigital is a registered trademark of InterDigital Communications Corporation. All other trademarks are the property of their respective owners.

    This press release contains forward-looking statements as to the Company's beliefs, plans, and expectations with respect to our compensation program, including LTI and restricted stock unit grants, and the estimated recognition of expense associated with such awards. Forward-looking statements are subject to risks and uncertainties and actual outcomes could differ materially from those expressed in any such forward-looking statements due to a variety of factors including,
(i) revisions to the estimated expense associated with grants of restricted stock units arising from award modifications or termination of employment by participants prior to designated vesting periods,
(ii) revisions to our estimated expenses associated with anticipated cash payments under our LTI program if we exceed or fail to meet applicable strategic goals, and (iii) changes in the terms of our LTI and retention programs. We undertake no duty to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

    CONTACT: InterDigital Communications Corporation
             Media Contact:
             Dawn Goldstein, 610-878-7800
             e-mail: dawn.goldstein@interdigital.com
                 or
             Investor Contact:
             Janet Point, 610-878-7800
             e-mail: janet.point@interdigital.com